Exhibit 99.1

Press Release

June 29, 2011

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. EXITS TARP

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA) (the “Company”), parent company of West Bank, announces that it has redeemed all $36,000,000 of the preferred stock it sold to the United States Treasury on December 31, 2008, under the Capital Purchase Program (“TARP”).

“We are extremely pleased to be able to repay all of the TARP funds so quickly while maintaining our well-capitalized status without borrowing any money or issuing any stock,” said David Nelson, President and Chief Executive Officer of the Company. “We participated in TARP out of an abundance of caution given the historic turmoil in the capital markets during 2008, and that turned out to be a wise decision. Since then we have navigated through some tough financial storms and now we are confident of our future without government investment. Redemption of the TARP stock is very good news for our shareholders and the Company because we are now relieved of some additional regulatory burdens and we no longer have to pay preferred stock dividends. Since December 31, 2008, we have paid $4,495,000 in dividends to the Treasury. We can now use our improving earnings to compensate our shareholders and retain capital for future growth.”

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services and trust services for consumers and small- to medium-sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “should,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions, or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks, and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations, and costs; changes in customers' acceptance of the Company's products and services; and any other risks described in the “Risk Factors” sections of reports made by the Company to the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.